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                                                                 Exhibit 10(w)


                            MANAGER SERVICE CONTRACT

Between the

               S&H VERWALTUNGSGESELLSCHAFT MBH
               [S&H MANAGEMENT CO., LIMITED LIABILITY COMPANY], represented by its sole shareholder, the PHG Tea Leaves, Inc., on its part represented by Mr. Markus R. Mueller

                       - hereinafter referred to as the "company" -

and

               Mr.
               WERNER RUCKENBROD, PROFESSIONAL ENGINEER
               Kastanienweg 4
               76596 Forbach

Preamble:

Mr. Ruckenbrod has been an employee of the Schoeller & Hoesch GmbH & Co. KG paper factory (hereinafter referred to as the "limited partnership") since July 01, 1984. Following a resolution by the PHG Tea Leaves, Inc.; dated November 17, 1999, he was appointed manager of the company as of January 01, 2000. In his capacity as manager of the company, which is on its part the general partner of the limited partnership, Mr. Ruckenbrod shall fulfill the duties associated with running the day to day business operations of the limited partnership. For purposes of regulating the mutual rights and obligations of the parties involved, the parties are signing the following manager service contract:
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                                    Section 1
                           DUTIES AND RESPONSIBILITIES

1. Mr. Ruckenbrod's duties shall comprise the technical management operations at the limited partnership.

     Mr. Ruckenbrod shall be a member of the company management. Should there be disagreements among the members of the company management, the ultimate authority to adjudicate shall lie with the spokesperson for the company management. Aside from the above, Mr. Ruckenbrod's duties on behalf of the company or the limited partnership shall be defined in accordance with the rules of procedure of the limited partnership or of the company as well as in accordance with the directives of the PHG Tea Leaves, Inc. in its capacity as shareholder of the company.

2. Mr. Ruckenbrod agrees to conduct the business operations of the company with the diligence of a conscientious businessman and to dedicate all of his productivity as well as his talents to the best of his ability for the benefit of the company. The same applies analogously with respect to the limited partnership.

     The duty to exercise care and the liability on the part of Mr. Ruckenbrod in his capacity as manager pursuant to Section 43 of the law governing limited liability companies for actions that Mr. Ruckenbrod carries out in connection with the exercise of the function of the company as general partner of the limited partnership shall apply in relation to the company but also, and to the same extent, in relation to the limited partnership. The limited partnership can raise any damage claims resulting therefrom directly against Mr. Ruckenbrod in his capacity as manager of the company.

3. Mr. Ruckenbrod shall have the right to represent the company jointly with another manager. Also, Mr. Ruckenbrod shall have the right to represent the limited partnership jointly with a person who is vested with general commercial power of representation on behalf of the limited partnership. In addition, Mr. Ruckenbrod shall comply with the restrictions provided for by law, the by-laws of the company, or the partnership agreement of the limited partnership, the rules and regulations of the company management, and the resolutions of the shareholder of the company.


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                                    Section 2
                            THE TERM OF THE CONTRACT

1. This contract shall go into effect as of January 1, 2000, and it shall be valid for an indefinite period of time. The contract can be terminated by either party at a year's notice as of the end of the quarter, for the first time, however, effective as of December 31,2002.

2. The right for a dismissal without notice for important cause shall remain unaffected.

3. The company has the right to grant Mr. Ruckenbrod a leave of absence from his work-related obligations on behalf of the limited partnership or on behalf of the company at any time while any and all contractual benefits and vacation benefits shall continue to be granted. Mr. Ruckenbrod can also be removed from his office as manager of the company at any time, following a resolution by the PHG Tea Leaves, Inc. in its capacity as shareholder of the company.

4. The employment contract shall expire at the latest at the end of the month during which Mr. Ruckenbrod celebrates his 65th birthday.

5. Mr. Ruckenbrod agrees to pay the company a contractual penalty in the amount of three gross monthly salaries if he dissolves the employment contract in violation of the agreement. Any further damage claims of the limited partnership or of the company shall be unaffected by this.

                                    Section 3
                                   EMOLUMENTS

1.   Mr. Ruckenbrod shall receive an annual gross salary in the amount of

                                   DM 310,000
                     (in words: Three hundred ten thousand),

     to be deposited in twelve of equal monthly installments respectively, post-paid, at the end of each calendar month into a bank account to be named by Mr. Ruckenbrod. For the


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     year in which the employment contract begins and for the year in which the employment contract ends Mr. Ruckenbrod shall receive the annual emoluments proportionately in the amount of 1/12 per month for the period of service of the respective year.

2. In addition to the gross salary set forth under item 1 Mr. Ruckenbrod shall receive a bonus in accordance with the "1992 Key Employee Long-Term Incentive Plan" in its respectively valid version. The version that is currently valid is appended as attachment 1.

3. ln addition to the emoluments set forth under item 1 and item 2 Mr. Ruckenbrod shall receive another bonus in accordance with the "Management Incentive Plan" in its respectively valid version. The version that is currently valid is appended as attachment 2.

4. At the beginning of each calendar year the adjustment of the emoluments set forth under item 1 is reviewed by the P. H. Glatfelter company. To be adequately taken into consideration during this review are the development of the cost of living, the general development of incomes in one's own or in comparative industries and Mr. Ruckenbrod's performance.

5. The company shall be responsible, furthermore, for the employer's contributions to health, nursing, retirement and unemployment insurances, as required by law. If Mr. Ruckenbrod, including any members of his family who are not gainfully employed, is insured with a private health insurance, the company shall pay 50% of the corresponding premiums as a maximum, however, 50 % of the premiums that would be payable to the statutory health insurance. Each year Mr. Ruckenbrod shall have to submit proof as to the amounts he paid to private health insurance.

6. Any assignment shall and pledge of remuneration claims shall require the prior, written consent of the shareholder.

7. Mr. Ruckenbrod shall return any excess payments of emoluments of any kind, including those demands resulting from the incorrect settlement of taxes, contributory social insurance plan etc. to the company. The objection of deprivation of riches is precluded.


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8.   In the event of Mr Ruckenbrod's death his wife and his children, who are entitled to maintenance, shall jointly receive the payment of the contractually agreed upon monthly gross salary as set forth under item 1 for the month during which the death occurred and for the two following months thereafter.

     Payment to a recipient who is identified as a surviving dependant shall provide the company with immunity from any claims on the part of other surviving dependants.

                                    Section 4
                                    EXPENSES

     The company shall reimburse Mr. Ruckenbrod for appropriate expenses in accordance with the respective guidelines for out-of-pocket expenses that are incurred in connection with his job. If the expenses exceed the blanket rates allowable under the tax regulations, the expenses must be documented in detail by way of receipts.

                                    Section 5
                   RETIREMENT PENSION / SETTLEMENT ARRANGEMENT

1. The company gives Mr. Ruckenbrod an employer's pension commitment governed by a separate agreement.

2. If Mr. Ruckenbrod's employment with the company is terminated after the course of three years due to a termination notice on the part of the company that is not the consequence of Mr. Ruckenbrod's conduct or his person, Mr. Ruckenbrod shall receive a settlement in the amount of two gross monthly salaries pursuant to Section 3 item 1 of this contract per year of his functioning in the position of manager of the company, with six gross monthly salaries being the minimum and twelve gross monthly salaries being the maximum.


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                                    Section 6
                                 LIFE INSURANCE

     The limited partnership shall transfer to Mr. Ruckenbrod the life insurance that is in force with the ALLIANZ Lebensversicherungs AG (insurance no. 4/734670/791), effective as of December 31,1999. And the company shall make any and all necessary declarations with regard to this transfer. After the transfer is complete the limited partnership shall cease paying the premiums for this life insurance. Mr. Ruckenbrod shall have the option to continue the payment of the premiums.

                                    Section 7
                                   COMPANY CAR

1. The company shall provide Mr. Ruckenbrod with a company car of the luxury middle class (comparable to a Mercedes Benz E 320) which Mr. Ruckenbrod shall be permitted to use free of charge privately as well.

2. It is expressly stated that the company car shall only be available to Mr. Ruckenbrod for the duration of his active service on behalf of the company. If Mr. Ruckenbrod goes on a leave of absence or if he leaves his employment with the company or with the limited partnership, Mr. Ruckenbrod shall have to return the company car to the company effective immediately. A financial offset for the cessation of the private use shall not take place.

3. Mr. Ruckenbrod shall be responsible for paying the taxes on the monetary value of the private use of the company car.

                                   Section 8
                                 OTHER BENEFITS

     The company shall buy supplemental accident insurance for Mr. Ruckenbrod which shall also provide coverage for accidents in his private life and shall offer the following insurance benefits:

     DM 100,000, -- death benefit
     DM 300,000, -- disability benefit.


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     The company shall pay the premiums. Mr. Ruckenbrod or his surviving dependants shall be entitled to the benefits from this accident insurance if the event insured against occurs, however, exclusively in accordance with the corresponding insurance conditions.

                                    Section 9
                                    VACATION

     Mr. Ruckenbrod shall be entitled to a vacation of 30 work days per calendar year. Coordinating with the members of the company management, Mr. Ruckenbrod shall schedule his vacation time in such a way that the interests of the company or of the limited partnership shall not be compromised. Aside from this, the regulations of the federal law governing vacation matters shall apply.

                                   Section 10
                               SERVICE INCAPACITY

1. Mr. Ruckenbrod agrees to notify the company immediately of any instance that might render him incapable of doing his job, the anticipated length of this incapacity and the corresponding reasons. In case of illness, upon request, Mr. Ruckenbrod shall submit a statement by his physician attesting to Mr. Ruckenbrod's temporary incapacity and the anticipated duration of said incapacity.

2. In case of illness or other cause for the incapacity to do his job arising through no fault of his own, Mr. Ruckenbrod shall be entitled to receive his total gross monthly salary pursuant to Section 3 item 1 of the present contract for a term of six weeks. Starting with the seventh week until the end of the twelfth month of an incapacity, as referred to above, to perform his duties Mr. Ruckenbrod shall receive, as a subsidy, in addition to the cash payments by his health insurance the difference between 100% of the net amount of his gross monthly salary pursuant to Section 3 item 1 of the present contract and the benefits he receives consequent to his incapacity to do his job from public or private insurances. The payments by the company according to this provisions are net payments.

     However, benefits pursuant to this Section 10 are granted only, respectively, until the expiration of the existing employment contract.


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3.   Already at the present time Mr. Ruckenbrod shall relinquish his damage claims if and to the extent that he is injured through the negligence of a third party and continues to receive his emoluments entirely or in part due to the incapacity to perform his duties by the company.

                                   Section 11
           CONTRACTUAL RESTRAINT OF COMPETITION, SECONDARY ACTIVITIES

1. Mr. Ruckenbrod shall give all of his work-related productivity and all of his knowledge exclusively to the company. In particular, for the duration of the contract, Mr. Ruckenbrod is barred from working for any company that is in any way in competition with the company or with the limited partnership or with an associated company of the company or of the limited partnership.

2. For as long as the employment contract is in effect any secondary activities with the objective of generating income may only be undertaken with prior, written approval by the PHG Tea Leaves, Inc. Publications and lectures relating to employment activities in the context of the limited partnership shall also require the prior, written approval on the part of the PHG Tea Leaves, Inc.

     Also, any equity interest in a company or the operation of one's own company shall require the prior, written approval on the part of the Tea Leaves, Inc. as well. The above does not apply, however, with respect to the purchase of stocks quoted on a stock exchange if intended as a capital investment.

     Finally, Mr. Ruckenbrod shall also require the prior, written approval of the Tea Leaves, Inc. if he joins any supervisory boards, advisory boards and similar bodies of non-associated companies, or if he joins any professional organizations.

3. Secondary activities that will have been in effect as of January 01, 2000, for more than one full calendar year pursuant to item 2 paragraph 1 supra, equity interests pursuant to item 2 paragraph 2 supra and participations in membership bodies pursuant to item 2 paragraph 3 supra are expressly excluded from the provisions of this clause.

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                                   Section 12

                                  NONDISCLOSURE

     Mr. Ruckenbrod obliges himself to maintain strictest confidentiality, to third parties as well as non-authorized employees of the limited partnership, regarding all confidential activities, business matters, or company secrets of the company or limited partnership, or those confidential activities, business matters, or company secrets of the businesses or limited partnerships associated with the company or limited partnership that he gains knowledge of through the course of his activity, regardless of how he is made aware of this information. Exceptions to this are uniquely that information, for which the conveyance is necessary to the orderly fulfillment of Mr. Ruckenbrod's assumed duties or those duties, which have been previously granted to him in writing on the behalf of the shareholder of the company. This confidentiality survives even after the end of his work contract.



                                   Section 13

                     POST-EMPLOYMENT NON-COMPETITION CLAUSE

1. For the period of one year after the end of this contract, Mr. Ruckenbrod obliges himself not to work for, either directly or indirectly, independently or as an employee of, any domestic or foreign business that is a competitor of the company or of a business associated with the company, including the limited partnership. During the period of this post-employment non-competition, Mr. Ruckenbrod will also not operate his own business nor will he in any form take part in another business that competes with the company or with those businesses associated with the company, including the limited partnership.

2. As a waiting allowance for the imposed limitations, the company will pay Mr. Ruckenbrod for the period of the post-employment non-competition clause 50% of his contractually drawn remuneration from the last 12 months before his retirement. The waiting allowance is to be paid in 12 installments due respectively at month's end.
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3.   The company shall be able to waive the requirement of the restraint of competition before the contract is expired within a deadline of ten months; this has the consequence that the company shall be exempt for paying the compensation for the duration of non-competition when the deadline lapses.

4. If the employment contract ends due to the retirement of the Mr. Ruckenbrod or due to invalidity or occupational disability on the part of Mr. Ruckenbrod, the post-contractual restraint of competition shall not go into effect.

5. Mr. Ruckenbrod agrees that if he violates the restraint of competition clause referred to above, he shall be liable to pay the company a contractual penalty in the amount of two gross monthly salaries pursuant to
     Section 3 item 1 of the present contract. In the event of a continuing violation, the contractual penalty shall be incurred anew for each new month during which a competition violation is committed. Moreover, for each month during which Mr. Ruckenbrod violates the restraint of competition clause the company's duty to pay compensation for the duration of the non-competition is not applicable. Unaffected by this provision are other claims on the part of the company which arise due to the violation of the post-contractual restraint of competition by Mr. Ruckenbrod.

6. Aside from this Sections 74 et seq. of the Commercial Code shall apply correspondingly, unless the present Contract sets forth alternate provisions.

                                   Section 14
                               RETURN OF PROPERTY

     Upon leaving the employment by the company or after being released from his duty to perform work pursuant to Section 2 item 3 Mr. Ruckenbrod shall be obligated to immediately surrender to the company any and all documents, correspondence, notes, drafts etc., including electronic storage media, as well as any copies relating to company business that are still in Mr. Ruckenbrod's possession. The duty for the return of property also extends to the company car and any accessory items that were made available pursuant to Section 7. Mr. Ruckenbrod is not entitled to exercise any right of retention with respect to the referred to documents and items.


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                                   Section 15
                                FINAL PROVISIONS

1. The present contract replaces any and all previous contracts that were concluded by the parties. This applies in particular with respect to the employment contract between Mr. Ruckenbrod and the limited partnership dated September 01, 1996. July 01, 1984, shall be considered Mr. Ruckenbrod's beginning date of service on behalf of the company.

2. The present contract including attachments contains any and all agreements that were concluded by the parties. Collateral agreements do not exist.

3. Any modifications and supplementations with respect to the present contract must be submitted in writing for them to be effective. The same applies with regard to any changes of the present provision.

4. In consideration of the written form agreed upon with regard to the present contract, this requirement is satisfied also with a telegram, telex or telecopy if the document reveals the name of its author.

5. If individual provisions of the present contract are invalid or become invalid, this shall not affect the validity of the remaining provisions of the contract. The ineffective provision shall be replaced with a provision that best approximates the economic objective the parties intended to achieve with the invalid provision.

6. All disputes arising under this contract, including those involving its legal effectiveness and construction, shall be decided by a court of arbitration at the headquarters of the company, with any recourse to general courts of law being excluded. A separate arbitration agreement shall be negotiated.


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7.   Mr. Ruckenbrod confirms the receipt of a copy of this contract signed by the company bearing today's date.

Place, Date: York 15.Dec.1999           Place, Date: York 17.Dec.1999
             ------------------------                ---------------------------

Representing the company and at the
same time the limited partnership :

/s/ Markus R. Mueller                   /s/ Werner Ruckenbrod
-------------------------------------   ----------------------------------------
S&H Verwaltungsgesellschaft mbH,        Werner Ruckenbrod, professional
represented by the shareholder, the     engineer
PHG Tea Leaves, Inc.